News Release

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Aquila

Al Butkus	(816) 467-3616
Media Relations	(816) 467-3000

Black Hills Corporation

Barbara Zar	(605) 721-2366

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Aquila
Jason Ketchum	(816) 467-3274
Toll-free	(800) 487-6661

Black Hills Corporation

Dale Jahr	(605) 721-2326

NEBRASKA REGULATORS APPROVE BLACK HILLS CORPORATION’S PURCHASE OF AQUILA’S NEBRASKA PROPERTIES

RAPID CITY, SD AND KANSAS CITY, MO, Oct. 17, 2007—Black Hills Corporation (NYSE: BKH) and Aquila, Inc. (NYSE: ILA) today announced that the Nebraska Public Service Commission gave its approval to the proposed acquisition by Black Hills of Aquila natural gas utility assets and operations in the state of Nebraska.

On Oct.16 the Nebraska Public Service Commission entered its order approving the Joint Application of Aquila, Inc. and Black Hills Corporation regarding the sale and transfer to Black Hills of the gas utility assets and operations of Aquila in the state of Nebraska. In Nebraska, Aquila serves approximately 195,000 customers in 110 communities.

The approval order followed a hearing held before the Commission on Sept.10. The joint application was filed in conjunction with the proposed sale by Aquila to Black Hills of gas utility assets located in Iowa, Nebraska and Kansas, together with gas and electric utility assets in Colorado. The Iowa Utilities Board previously gave its approval for the transfer of utility assets in that state. Similar approval applications are pending before state utility regulatory authorities in Kansas and Colorado.

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Add Page 2, Aquila and Black Hills

Black Hills Corporation is an integrated energy company. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Cheyenne Light, Fuel & Power, an electric and gas distribution utility serving the Cheyenne, Wyoming vicinity. Black Hills Energy, the wholesale energy business unit, generates electricity, produces natural gas, oil and coal, and markets energy. More information on Black Hills is available at www.blackhillscorp.com.

Based in Kansas City, Mo., Aquila owns electric power generation and operates electric and natural gas transmission and distribution networks serving approximately 900,000 customers in Colorado, Iowa, Kansas, Missouri and Nebraska. More information on Aquila is available at www.aquila.com.

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